Exhibit 15.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2024, with respect to the financial statements of SaverOne 2014 Ltd., included in the Annual Report on Form 20-F for the year ended December 31, 2023. We consent to the incorporation by reference of said report in the Registration Statements of Saverone 2014 Ltd. on Form F-3 (File Nos. 333-274458, 333-269260 and 333-263338) and Form S-8 (File No. 333-274455).

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

March 25, 2024

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd.